Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of RiskOn International, Inc., a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 8, 2024

AULT ALLIANCE, INC.
/s/ Milton C. Ault, III
MILTON C. AULT, III	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Executive Chairman

AULT LENDING, LLC
/s/ Henry C.W. Nisser
HENRY C.W. NISSER	By:	/s/ David J. Katzoff
		Name:	David J. Katzoff
		Title:	Manager

AULT & COMPANY, INC.
/s/ Joseph Spaziano
JOSEPH SPAZIANO	By:	/s/ Milton C. Ault, III
		Name:	Milton C. Ault, III
		Title:	Chief Executive Officer

/s/ Douglas Gintz
DOUGLAS GINTZ

/s/ Robert O. Smith
ROBERT O. SMITH